EXHIBIT 99.1

For Immediate Release

Investor Relations
Richard E. Cooper / Robert Schatz
Strategic Growth International, Inc.
rcooper@sgi-ir.com
rob@sgi-ir.com
(212)838-1444

                        JANEL WORLD TRADE, LTD. ANNOUNCES
          FISCAL 2005 RESULTS: FULL YEAR RECORD REVENUES OF $73.5MILLON

                         RECORD ANNUAL EARRINGS ACHIEVED

      JAMAICA, NEW YORK, January 11, 2006 - Janel World Trade, Ltd., [OTCBB:
JLWT] today announced its financial results for the quarter and 12 months ended September 30, 2005.

      The Company reported gross revenue for fiscal 2005 of $73.5 million, up from $70.0 million in fiscal 2004 and comfortably above the Company's earlier announced target for 2005. During fiscal 2005, the Company substantially increased its overall business activities with existing clients and through the addition of new clients, notwithstanding the elimination in late 2004 of nine low-margin accounts that had accounted for approximately $10.8 million of revenue in fiscal 2004, but accounted for only approximately $550,000 in fiscal 2005.

      The 5 percent gross revenue increase under Generally Accepted Accounting Principles ("GAAP") of $3.5 million in 2005 sales results versus 2004, when considered in the light of the $10.25 million of sales from the nine low-margin accounts that were eliminated by the Company in fiscal 2005, reflects an overall sales increase (including replacement of the discontinued sales of the nine low margin accounts) of approximately 19.6 percent, when compared to fiscal 2004 GAAP results.

      The net income for 2005 (see table) was a record $430,019, an increase of
62.7 percent over 2004. This reflects Janel's 48.2% increase in net profit margin to 5.65% (net income as a percent of net revenue) over fiscal 2004, again reflecting increased activity with new and existing clients and the elimination of the lower margin business.

      The basic and diluted income per share for the year was $.025 per share as compared to $.015 for 2004 or an increase of 63 percent over 2004. The financial results for 2005 also include a decrease in the company's cash and cash equivalents at year end from $1.3 million to $793,000. This reflects the Company's repayment of $800,000 of its line of credit, and additional investment in its physical plant and its proprietary third party logistics computer system.

            Fourth Quarter Revenues and Earrings Are Also Highest in

      Company's History The 2005 full year results include fourth quarter gross revenues of approximately $23.5 million, (with a net income of $235,591) up from the $19.9 million reported in the fourth quarter of 2004. The fourth quarter revenues were a record result for the Company. James N. Jannello, Janel's chief executive officer, stated:

      "We are gratified that the record sales and earrings results for this fiscal year are an affirmation of several key strategic growth steps taken by the Company over the last several months. We have long recognized the need for multi-national companies to have preferred relationships with fewer, but more reliable, "one-stop-shop" third party logistics providers that can provide "just in time" services globally, particularly in Asia. We responded to this opportunity by making the necessary investment in our proprietary third party logistics computer system to accommodate our customer's needs. We continue to make the investment, and increase our logistics systems product suite, to ensure that we have the most optimum availability for our clients tracking capabilities."

      "Our reliability in providing our services, combined with Janel's long standing industry reputation and increased presence in Asia (currently offices in Hong Kong, Shanghai, and Shenzhen), has provided us the platform to broaden the base of our business. We have successfully developed several new account relationships as exclusive agent for several major companies in the food sector including Ferraro USA, Principe Foods USA, Pietro Concelli Olive Oil, Bonduelle Inc, Pedini Kitchen of Italy, and Adria Imports. We have targeted this industry for considerable future growth. This sector, which often requires special logistics services, offers superior margins for the Company. We have also successfully targeted new accounts in the retail and apparel sectors."

      "We accomplished these milestones both through our increased sales efforts and through strengthening our balance sheet by paying down our bank line by more than $800,000 and not requiring any external financing."

      "Recognizing our business and financial progress, the Company began an investor awareness program in 2005 which included the retention of a nationally prominent investor relations firm, and is embarking on a program of meetings with the professional investment community. We will continue with these efforts to improve shareholder value in 2006."

      Jannello continued "Based on the results for the 2005 fiscal year and the results thus far in the first quarter of 2006. Janel conservatively projects that gross revenue from its currently existing accounts and business for its fiscal year ending September 30, 2006 will grow by at least 10% to approximately $80 million."

      Jannello concluded by saying "We believe that the overall business environment for third party logistics will continue to offer considerable growth in the coming years. We will take advantage of this trend by adding to our organic growth through other avenues of sales. The Company's growth strategy includes plans to open additional branch offices in both the US and overseas, and seek acquisitions of the assets, or businesses, of other transportation-related firms which provide opportunities for synergistic revenue and earnings opportunities. The Company will continue to identify opportunities to expand its sales force by hiring additional commission-only sales representatives with established customer bases. Finally, and most importantly, the Company is continuing to pursue relationships with various transportation related companies and major customers in international markets that will offer substantial growth opportunities in Asia and Europe."

                                                 Year Ended September 30,

                                         2005           2004           2003


Freight Forwarding Revenues          $ 73,484,334   $ 69,981,639   $ 56,916,276
                                     ------------   ------------   ------------

Net Income (Loss)                    $    430,019   $    264,355   $    196,787
                                     ------------   ------------   ------------

Net Income (Loss) per common share   $     0.0256   $     0.0157   $     0.0117
                                     ------------   ------------   ------------

Total Assets                         $  6,731,129   $  7,030,489   $  5,798,260
                                     ------------   ------------   ------------

Long-Term Obligations                $     92,140   $    100,530   $     78,568
                                     ------------   ------------   ------------

Cash Dividends Declared
per common share                         N/A            N/A            N/A
                                     ------------   ------------   ------------

About Janel World Trade, Ltd.

      Janel World Trade, Ltd. (OTCBB: JLWT) is a global provider of integrated logistics services, including domestic and international freight forwarding via multi-modal carriers, customs brokerage, warehousing and distribution and other transportation-related services. Additional information on Janel World Trade is available on the Internet at www.janelgroup.com or www.janelgroup.net.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of the Company's competitors; and the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect the Company is included in the Company's filings with the Securities and Exchange Commission, including its most recent Form 10-Q filing.